Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
December 31, 2017

Subsidiary	State/Jurisdiction of Incorporation/Organization

3 Minute Games LLC	Washington
Arlington OTB Corp.	Delaware
Arlington Park Racecourse, LLC	Illinois
BB Development, LLC d/b/a Oxford Casino	Maine
BFG Holding LLC	Washington
BFG Washington, Inc.	Washington
Big Fish Games do Brasil Participações Ltda.	Brazil
Big Fish Games Ireland Limited	Ireland
Big Fish Games Luxembourg S.à.r.l	Luxembourg
Big Fish Games, Inc.	Washington
Bluff Holding Company, LLC	Delaware
Bluff Holdings Georgia, Inc.	Georgia
Calder Race Course, Inc., d/b/a Calder Casino and Race Course	Florida
CDTC, LLC	Nevada
Churchill Downs Interactive Gaming, LLC	Delaware
Churchill Downs Louisiana Horseracing Company, LLC d/b/a Fair Grounds Race Course & Slots	Louisiana
Churchill Downs Louisiana Video Poker Company, LLC	Louisiana
Churchill Downs Management Company, LLC	Kentucky
Churchill Downs Racetrack, LLC	Kentucky
Churchill Downs Technology Initiatives Company d/b/a Bloodstock Research Information Services and TwinSpires.com	Delaware
HCRH, LLC	Delaware
Launchpad Games LLC	Washington
Magnolia Hill, LLC d/b/a Riverwalk Casino Hotel, LLC	Delaware
Miami Valley Gaming & Racing, LLC	Delaware
MVGR, LLC	Delaware
Old Bay Gaming and Racing, LLC	Delaware
Quad City Downs, Inc.	Iowa
Saratoga Casino Holdings LLC	Delaware
Slots, Slot Machines and Slots Tournaments LLC	Washington
SW Gaming, LLC d/b/a Harlow's Casino Resort & Spa	Mississippi
Tracknet, L.L.C	Kentucky
Tropical Park, LLC	Florida
United Tote Canada, Inc.	Ontario
United Tote Company	Montana
Velocity Wagering HC, LLC	Delaware
Velocity Wagering Services Limited	Isle of Man
Video Services, LLC	Louisiana
Youbet.com, LLC	Delaware